NEWS BULLETIN                                                        EXHIBIT 99


FOR FURTHER INFORMATION:

        POINT.360 7083 HOLLYWOOD BLVD. SUITE 200
        HOLLYWOOD, CA 90028
        Nasdaq: PTSX


AT THE COMPANY:
Alan Steel
Executive Vice President
(323) 860-6206


FOR IMMEDIATE RELEASE - HOLLYWOOD, CA, June 23, 2004

           POINT.360 TO ACQUIRE INTERNATIONAL VIDEO CONVERSIONS, INC. Combination expands high definition post production service offering.

Point.360 (Nasdaq: PTSX) ("the Company"), a leading provider of integrated media management services, today announced that it has entered into a definitive agreement to acquire International Video Conversions, Inc. ("IVC"). IVC is one of the largest independent high definition and standard definition digital mastering and data conversion facilities, serving the motion picture and television industry.

Haig S. Bagerdjian, Point.360's Chairman, President and Chief Executive Officer, said: "IVC has an outstanding reputation for technical innovation and quality control in the markets served by the combined companies. With annual revenues of approximately $11 million, IVC will be accretive to both earnings and cash flow. IVC's Burbank, California-based facility provides a broad range of services, including the creation of digital intermediates of filmed content to enable more economical editing, color correction and other post production processes. IVC also has a film-processing laboratory that enables in-house restoration of older film libraries, high definition film scanning and extensive expertise in standard and format conversions."

The Company said that the terms of the acquisition provided for an initial payment of $7 million and possible future payments of up to $5 million if targeted earnings levels are achieved over the next 30 months. The initial payment will be funded by cash on-hand and borrowings under the Company's term loan and revolving credit facility. The transaction is expected to close within the next 30 days.

Mr. Bagerdjian concluded: "We believe this transaction will significantly increase our technical expertise in the industry. The combination will expand our breadth of services and alleviate past bottlenecks thereby enabling us to process larger orders for our customers without having to add capacity."

ABOUT POINT.360

Point.360 is one of the largest providers of video and film asset management services to owners, producers and distributors of entertainment and advertising content. Point.360 provides the services necessary to edit, master, reformat, archive and ultimately distribute its clients' film and video content, including television programming, spot advertising, feature films and movie trailers.

The Company delivers commercials, movie trailers, electronic press kits, infomercials and syndicated programming, by both physical and electronic means, to hundreds of broadcast outlets worldwide.

The Company provides worldwide electronic distribution, using fiber optics, satellites, and the Internet.

Point.360's interconnected facilities in Los Angeles, New York, Chicago, Dallas and San Francisco provide service coverage in each of the major U.S. media centers. Clients include major motion picture studios, advertising agencies and corporations.


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FORWARD-LOOKING STATEMENTS

Certain statements in Point.360 press releases may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation (i) statements concerning the Company's projected revenues, earnings, cash flow and EBITDA; (ii) statements of the Company's management relating to the planned focus on internal growth and acquisitions; (iii) statements concerning reduction of facilities and actions to streamline operations; (iv) statements on actions being taken to reduce costs and improve customer service; and (v) statements regarding new business and new acquisitions. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward looking statements. In addition to the factors described in the Company's SEC filings, including its quarterly reports on Form 10-Q and its annual reports on Form 10-K, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth, even following the refocus of the Company on sales and streamlined operations; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and marketing and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top-level management changes and (f) general economic and political conditions that adversely impact the Company's customers' willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.